Exhibit 99.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT, dated as of February 20, 2007 (this “Agreement”), by and between Sharp Holdings Corp. (the “Purchaser”), on the one hand, and Casino Guichard-Perrachon, S.A. (the “Shareholder”) and Casino USA, Inc., the Shareholder’s wholly owned subsidiary (the “Company”), on the other. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser, Sharp Acquisition Corp., a wholly owned subsidiary of the Purchaser (“MergerSub”), and Smart & Final Inc., a Delaware corporation (“SMF”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the acquisition by the Purchaser of all of the outstanding shares of common stock, par value $0.01 per share, of SMF (“SMF Common Stock”) not then held by the Purchaser or any of its respective Affiliates by means of a merger of MergerSub with and into SMF (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the Shareholder’s wholly owned subsidiary, Cuersup S.A., is the beneficial owner of 896,200 shares of SMF Common Stock and the Company is the record or beneficial owner of 16,687,860 shares of SMF Common Stock (collectively, the “SMF Shares”), which constitutes a majority of the issued and outstanding equity interests of SMF; and

WHEREAS, as of the Closing, the Shareholder will be the record and beneficial owner of 100 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company which will constitute 100% of the issued and outstanding equity interests of the Company; and

WHEREAS, prior to the Closing (as defined below), the Shareholder shall have effected a reorganization such that the Shareholder shall own the entire issued and outstanding equity interest in the Company (the “Reorganization”); and

WHEREAS, the Shareholder wishes to sell, and the Purchaser wishes to purchase, the entire equity interest in the Company on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Board of Directors of SMF, in connection with its approval of the Merger Agreement, has approved this Agreement and the transactions provided for herein for purposes of Section 203 of the DGCL;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

SECTION 1.1 Sale and Purchase of Shares. On the terms and subject to the conditions of this Agreement, at the Closing, the Shareholder agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Shareholder, the Shares.

SECTION 1.2 Purchase Price. The aggregate consideration to be paid for the Shares shall be the sum of (i) the number of SMF Shares held by the Company as of the Closing Date multiplied by the Merger Consideration (as in effect as of the Effective Time and subject to Section 5.3 hereof), plus (ii) the aggregate amount of the Company’s equity and debt investments in SMF’s synthetic lease facility (S&F Trust 1998-1) as of the Closing Date as certified by an officer of the Company as of the Closing Date (currently equal to twenty million one hundred thousand dollars ($20,100,000)), plus (iii) the aggregate amount of cash held by the Company (for the avoidance of doubt it is agreed that cash held by the Company shall not include cash held by SMF) as of the Closing Date as certified by an officer of the Company as of the Closing Date (the “Purchase Price”). The Purchase Price shall be paid in cash in the manner and at the times set forth in this Article I.

SECTION 1.3 Closing; Proceedings at Closing; Payment of the Purchase Price at Closing. (a) The closing of the transactions provided for in this Agreement (the “Closing”) shall be held concurrently with the closing of the transactions provided for in the Merger Agreement and immediately prior to the Effective Time at the time and place of the Closing of the Merger provided for in the Merger Agreement. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered except that the Closing shall be deemed to take place immediately prior to the Effective Time.

(b) At the Closing (i) the Purchaser shall pay to the Shareholder an aggregate amount in cash equal to the Purchase Price and (ii) the Shareholder shall deliver, or shall cause to be delivered, to the Purchaser the certificate(s) representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer. The payment to the Shareholder of the Purchase Price shall be made by means of wire transfer in immediately available funds to an account designated at least three Business Days prior to the Closing Date by the Shareholder.

(c) The Purchaser shall comply with the provisions of Section 1445 of the Code and the Treasury Regulations issued thereunder, which may require that a portion of the consideration payable or otherwise deliverable pursuant to this Agreement be withheld and paid over to the Internal Revenue Service by the Purchaser. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. If, within 30 days prior to the Closing Date, the Company (i) has provided the Purchaser with a statement which complies with the requirements of Treasury Regulations Section 1.897-2(g)(1)(ii) and 1.1445-2(c)(3) and (ii) has provided notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2) or (4), and (5), if applicable, the Purchaser shall not withhold any such amount.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND THE COMPANY

Except as specifically set forth in the Disclosure Schedule, dated the date hereof and delivered by the Shareholder and the Company to the Purchaser, each of the Shareholder and the Company jointly and severally represents and warrants to the Purchaser as follows:

SECTION 2.1 Authority; Execution; Title to Shares. (a) The Shareholder is a corporation validly existing under the laws of the jurisdiction of its incorporation. Each of the Shareholder and the Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Shareholder and the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of Purchaser, constitutes a legal, valid and binding agreement of each of the Shareholder and the Company, enforceable against each of the Shareholder and the Company in accordance with its terms.

(b) Each of the Shareholder and the Company has good title to, and is the record or beneficial owner of, the Shares and the SMF Shares, as applicable, free and clear of any and all liens (statutory or otherwise), mortgages, pledges, charges, hypothecations, assignments, encumbrances, security interests, restrictions, claims or equities of any kind or nature whatsoever (“Liens”).

SECTION 2.2 No Conflict; Required Filings and Consents. (a) Neither the execution, delivery or performance of this Agreement by the Shareholder and the Company will: (i) conflict with the Certificate of Incorporation or By-Laws (or other governing documents) of either the Shareholder or the Company; (ii) violate any Law applicable to either the Shareholder or the Company; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any agreement, note, bond, indenture, mortgage, deed of trust, lease or other contract or any permit or judgment, to which either the Shareholder or the Company is a party or by which either of them or any of their respective assets or properties is bound or encumbered.

(b) Except for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Authority, or any other Person is required to be made or obtained by either the Shareholder or the Company in connection with the execution, delivery and performance of this Agreement by the Shareholder and the Company.

SECTION 2.3 Organization, Standing and Authority. The Company is a duly organized and validly existing corporation and in good standing under the laws of the State of California, with all power and authority to own or lease all of its properties and assets and conduct its business as currently conducted.

SECTION 2.4 Capital Stock. As of the Closing Date, the authorized capital stock of the Company shall consist of only the Shares. The Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and not subject to any preemptive or subscription rights (and were not issued in violation of any preemptive or subscription rights). There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind obligating the Shareholder or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Shareholder or the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock.

SECTION 2.5 Financial Statements. (a) The Shareholder has delivered to the Purchaser complete and accurate copies of the audited consolidated financial statements of the Company as at and for the fiscal year ended December 28, 2003 (the “Audited Consolidated Financial Statements”), together with all related schedules and notes thereto, and unaudited unconsolidated financial statements of the Company as at and for the fiscal years ended January 2, 2005 (the “Unaudited 2004 Financial Statements”) and January 1, 2006 (the “Unaudited 2005 Financial Statements”) and as at and for the 12 month period ended December 31, 2006 (the “Unaudited 2006 Financial Statements” and together with the Audited Consolidated Financial Statements, the Unaudited 2004 Financial Statements and the Unaudited 2005 Financial Statements, the “Company Financial Statements”). The Audited Consolidated Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered and the balance sheets included in the Company Financial Statements fairly present the financial position of the Company as of the dates thereof and the statements of income included in the Company Financial Statements fairly present the results of operations of the Company for the periods then ended (on a consolidated or unconsolidated basis as the case may be).

(b) As of the date hereof the Company has, and as of the Closing Date, the Company will have, no liabilities, debts or obligations of any nature, whether accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due (“Liabilities”), other than Liabilities that are reflected or reserved against on the balance sheet included in the Unaudited 2006 Financial Statements and other than Liabilities of SMF that are also Liabilities of the Company solely by reason of the Company’s status as a shareholder of SMF.

SECTION 2.6 Taxes. (a) All material Tax Returns of the Company and any member of the Company Group required to be filed have been timely filed or filed within the period of permitted extensions of filing with the proper Governmental Authorities and are true, correct and complete in all material respects.

(b) With respect to open Tax periods, (i) there is no written agreement extending or waiving the period of assessment or collection of any Taxes in relation to the Company and any member of the Company Group, which extension or waiver is currently in force; (ii) there are no requests for rulings in respect of any Taxes in relation to the Company and any member of the Company Group that is pending with any Governmental Authority; (iii) neither the Company nor any member of the Company Group has received a ruling from any Governmental Authority regarding Taxes that remains in effect; and (iv) neither the Company nor any member of the Company Group has entered into an agreement regarding Taxes which remains in effect with any Governmental Authority.

(c) The Company (i) is not and has not been at any time a member of any affiliated, consolidated, combined or unitary group for Tax purposes other than SMF and its subsidiaries or (ii) has no Liability for the Taxes of any Person (other than SMF and its subsidiaries) (w) under Section 1.1502-6 of the Treasury Regulations, or any similar provision of state or local Law, (x) as a transferee, successor, indemnitor or guarantor, (y) by contract or (z) otherwise.

(d) The Company has made available to the Purchaser complete and accurate copies of all Tax Returns of the Company and any member of the Company Group as filed that have been filed or drafts of Tax Returns that will be filed prior to the Closing Date (after giving effect to all valid extensions of time for filing) with respect to all open periods. To the knowledge of the Company and the Shareholder, (i) no Taxes have been asserted in writing against the Company by any Governmental Authority to be due in respect of any open Tax period that have not been settled and fully paid as settled, (ii) no revenue agent’s report or assessment for Taxes has been received in writing by the Company or any member of the Company Group from any Governmental Authority for any open Tax period and (iii) no issue has been raised by any Governmental Authority in a writing received by the Company or any member of the Company Group in the course of any audit that has not been completed with respect to Taxes.

(e) The Company is not a party to or bound by or has any contractual obligation under any Tax sharing agreement or arrangement.

(f) No claim has been made in writing by any Governmental Authority in any state, territory or jurisdiction that the Company does not currently file Taxes that the Company is or may be subject to tax in that jurisdiction.

(g) The Company is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company has not been the “distributing corporation” (within the meaning of Section 355(e)(2) of the Code) with respect to a transaction described in Section 355 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Shareholder that:

SECTION 3.1 Organization and Qualification. The Purchaser is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted.

SECTION 3.2 Authority Relative to this Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming this Agreement constitutes the legal, valid and binding obligation of each of the Shareholder and the Company, this Agreement constitutes a legal, valid and binding agreement of the Purchaser.

SECTION 3.3 No Conflict; Required Filings and Consents. (a) Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the Certificate of Incorporation or By-Laws (or other governing documents) of the Purchaser; (ii) violate any Law applicable to the Purchaser; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any agreement, note, bond, indenture, mortgage, deed of trust, lease or other contract or any permit or judgment, to which the Purchaser is a party.

(b) Except for the pre-merger notification requirements of the HSR Act, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Authority, or any other Person is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 3.4 No Other Representations or Warranties. Purchaser acknowledges and agrees that, (a) except for the representations and warranties contained in Article II, none of the Shareholder, the Company or any other Person (other than SMF, whose obligations shall be governed by the Merger Agreement) makes any express or implied representation or warranty on behalf of the Shareholder or the Company with respect to the SMF Shares, the Shareholder, SMF or the Company or with respect to any other information provided to Purchaser in connection with the transactions contemplated hereby; (b) none of the Shareholder, the Company or any other Person (other than SMF, whose obligations shall be governed by the Merger Agreement) will have or will be subject to any liability or indemnification obligation to Purchaser or any other Person (other than SMF, whose obligations shall be governed by the Merger Agreement) resulting from the distribution to Purchaser or Purchaser’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Purchaser in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in Article II and (c) none of the Shareholder, the Company or any other Person (other than SMF, whose obligations shall be governed by the Merger Agreement) will have any liability, or any indemnification obligation to the Purchaser or any other Person (other than SMF, whose obligations shall be governed by the Merger Agreement) whether before or after the Effective Time with respect to any of the representations, warranties, covenants or agreements made by SMF in the Merger Agreement.

ARTICLE IV

COVENANTS

SECTION 4.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Effective Time, the Shareholder shall cause the Company to conduct its operations as required to fulfill any and all obligations hereunder necessary to consummate the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, that the Shareholder shall cause the Company (i) to not knowingly take, agree or commit to take any action that could reasonably be expected to make any representation and warranty of the Shareholder or the Company, as applicable, contained in this Agreement inaccurate in any respect at the Closing, (ii) to take all actions reasonably necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Closing and (iii) to not knowingly take any action that could reasonably be expected to prevent or delay in any respect the transactions contemplated by the Merger Agreement and this Agreement.

SECTION 4.2 Financing. The Shareholder shall cause the Company to reasonably cooperate in connection with the arrangement of the Financing, including any high-yield debt financing, as may be reasonably requested by the Purchaser, including but not limited to (a) furnishing the Purchaser, MergerSub and their Financing sources as promptly as practicable with such financial and other pertinent information regarding the Company as may be reasonably requested by Purchaser, data required by Regulation S-X and Regulation S-K, including, without limitation, financial statements for the first quarter 2007, if required, together with a SAS100 review of the financial information therein and as otherwise customarily included in such private placement memoranda, (b) requesting its independent accountants to provide assistance and cooperation to Purchaser, including, without limitation, participating in drafting sessions and accounting due diligence sessions and providing any necessary “comfort letters,” and (c) providing management representation letters relating to such comfort letters as reasonably requested by Purchaser. Purchaser shall, promptly upon request by the Shareholder, reimburse the Shareholder and the Company for all reasonable expenses incurred by the Shareholder and the Company or any of their Affiliates (other than SMF, whose rights shall be governed by the Merger Agreement) in connection with such cooperation, but excluding the costs relating to the audit resulting in the Recent Audited Financial Statements. Purchaser shall indemnify and hold harmless the Shareholder, the Company and their respective Affiliates (other than SMF, whose rights shall be governed by the Merger Agreement), and their respective participating officers and employees, for and against any losses suffered or incurred by them for actions taken by them in good faith in connection with the arrangement of the Financing.

SECTION 4.3 Tax Covenants. (a) During the period from the date hereof to the Effective Time, the Company shall: (i) timely file all Tax Returns (“Post-Signing Returns”) required to be filed by the Company, as the case may be, and all Post-Signing Returns shall be prepared in a manner consistent with past practice (except as required by applicable Law), (ii) timely pay all Taxes due and payable by the Company and (iii) promptly notify the Purchaser of any federal or state income or franchise, or other material claim for Taxes pending against or with respect to the Company (or any significant developments with respect to ongoing federal or state income or franchise or other material claim for Taxes), including material Tax liabilities and material refund claims.

(b) The Company shall not (i) amend any Tax Returns (unless required by applicable Law), (ii) settle or compromise any claim or assessment relating to Taxes, enter into any closing agreement relating to Taxes or consent to any claim or audit relating to Taxes, (iii) make or change any elections relating to Taxes (unless required by applicable Law), or (iv) adopt any accounting method that is inconsistent with past practice (unless required by applicable Law).

(c) Any tax sharing agreement or arrangement to which the Company is a party shall terminate on the Closing Date.

SECTION 4.4 Audited Financial Statements. No later than the later of sixty (60) days from the date hereof and ten (10) days prior to the Stockholders’ Meeting, the Shareholder shall cause the Company to deliver to the Purchaser either (a) an audit completed by Ernst & Young LLP, or such other accounting firm reasonably acceptable to the Purchaser of the Unaudited 2004 Financial Statements, Unaudited 2005 Financial Statements and Unaudited 2006 Financial Statements (such statements after completion of the audit, the “Recent Audited Financial Statements”), or (b) a notice that the Shareholder will not be able to deliver the Recent Audited Financial Statements by such deadline.

SECTION 4.5 Assigned Contracts. Prior to the Effective Time, the Shareholder shall cause the Company to assign, transfer, convey and deliver the contracts set forth on Schedule 4.5 hereof (the “Assigned Contracts”) to an Affiliate of the Shareholder or of the Company and such Affiliate shall acquire all of the rights, title and interests in and assume all the liabilities in respect of such Assigned Contracts, provided, however, none of the Shareholder, the Company or any of their respective Affiliates shall be required to seek or obtain any consent from any Person with respect to such assignment.

ARTICLE V

AGREEMENTS

SECTION 5.1 Agreement to Vote. Each of the Shareholder and the Company agrees that, except as otherwise set forth herein, during the period from and after the date hereof and until this Agreement terminates pursuant to Section 7.1, at the Stockholders’ Meeting or any other meeting of the stockholders of SMF, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the stockholders of SMF, relating to any proposed action by the stockholders of SMF with respect to the matters set forth in this Section 5.1, the Shareholder and the Company each irrevocably agrees to vote (or cause to be voted), in person or by proxy, all the SMF Shares, and any other voting securities of SMF (whenever acquired), that are owned beneficially or of record by the Shareholder or the Company or as to which they have, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, and any actions in furtherance thereof requiring a vote of SMF’s stockholders, (ii) against any action, proposal, transaction or agreement that would result in a breach of any representation, warranty, covenant or agreement of SMF contained in the Merger Agreement or that is reasonably likely to result in any of the conditions to the Purchaser’s obligations under the Merger Agreement not being fulfilled, (iii) except as otherwise agreed to in writing in advance by the Purchaser, against (A) any Competing Proposal, (B) any reorganization, recapitalization, dissolution or liquidation of SMF, (C) any change to the present capitalization of SMF, any amendment to SMF’s certificate of incorporation or by-laws other than in connection with the transactions contemplated by the Merger Agreement or any other material change to SMF’s corporate structure or business and (D) any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement and (iv) in favor of any matter reasonably necessary for consummation of the transactions contemplated by the Merger Agreement and this Agreement, including, without limitation, with respect to the accuracy of the representations and warranties provided for in Article II herewith, and in connection therewith, to execute any documents that are reasonably necessary or appropriate in order to effectuate the foregoing, including granting to the Purchaser the ability of the Purchaser or its nominees to vote the SMF Shares directly. Any such vote will be cast or consent will be given in accordance with the procedures applicable thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The obligations of the Shareholder and the Company set forth in this Section 5.1 shall apply whether or not (x) the Board of Directors of SMF has effected a Change of Recommendation or (y) SMF breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

(b) Notwithstanding the foregoing, in the event of a Change of Recommendation pursuant to Section 6.6(c) of the Merger Agreement the obligations of the Shareholder and the Company to vote the SMF Shares in the manner set forth in Section 5.1(a) shall apply only to an aggregate number of SMF Shares that is equal to 30% of the total number of outstanding shares of SMF Common Stock.

SECTION 5.2 Grant of Irrevocable Proxy. Each of the Shareholder and the Company hereby appoints the Purchaser and any designee of the Purchaser, and each of them individually, as each of the Shareholder and the Company’s attorney-in-fact and proxy, with full power of substitution and re-substitution, during the period from and after the date hereof and until this Agreement terminates pursuant to Section 7.1 to vote all of the SMF Shares (or such lower number as provided in Section 5.1(b)) in respect of such matter, or to act by written consent in respect thereof, in accordance with Section 5.1. This power of attorney and proxy is given to secure the performance of the Shareholder’s and the Company’s obligations set forth in Section 5.1 of this Agreement. Each of the Shareholder and the Company acknowledges that THIS POWER OF ATTORNEY AND PROXY (a) IS COUPLED WITH AN INTEREST, (b) constitutes, among other things, an inducement for the Purchaser to enter into the Merger Agreement and (c) IS IRREVOCABLE. Each of the Shareholder and the Company hereby ratifies and confirms all that this power of attorney and proxy may lawfully do or cause to be done by virtue hereof, in accordance with the terms of this Agreement. The power of attorney granted by each of the Shareholder and the Company herein is a durable power of attorney and will survive the dissolution, bankruptcy or other incapacity of the Shareholder and the Company; and the proxy granted herein by each of the Shareholder and the Company is executed and, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Each of the Shareholder and the Company hereby revokes all other powers of attorney and proxies with respect to the SMF Shares that it may have heretofore appointed or granted, and agrees that it will not, during the term of this Agreement, appoint or grant any subsequent power of attorney or proxy, or enter into any voting trust or other agreement or arrangement with respect to the voting of, any SMF Shares to which this power of attorney and proxy is then applicable (and if appointed or granted in violation hereof, any such trust, agreement, arrangement, power of attorney or proxy will not be effective). Each of the Shareholder and the Company will take such further action or execute such other instruments as may be necessary to effectuate the intent of this Section 5.2.

SECTION 5.3 Further Agreements. (a) Each of the Shareholder and the Company hereby agrees, while this Agreement is in effect, except to extent permitted by the Merger Agreement, this Agreement or with the prior written consent of the Purchaser, not to, directly or indirectly sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of Law) to any Person other than a wholly owned Affiliate of the Shareholder who agrees to be bound by the terms of this Agreement (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the SMF Shares, any additional shares of SMF Common Stock and options to purchase shares of SMF Common Stock acquired beneficially or of record by the Shareholder or the Company after the date hereof, or any interest therein. Each of the Shareholder and the Company hereby agrees, while this Agreement is in effect, except to the extent permitted by the Merger Agreement, this Agreement or with the prior written consent of the Purchaser, not to seek or solicit any such Transfer or any such contract, option or other arrangement or understanding with respect to any such Transfer.

(b) In case of a stock dividend or distribution, or any change in SMF Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “SMF Shares” shall be deemed to refer to and include the SMF Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the SMF Shares may be changed or exchanged or which are received in such transaction.

(c) Each of the Shareholder and the Company agrees, while this Agreement is in effect, to notify the Purchaser promptly in writing of the number of any additional shares of SMF Common Stock, any options to purchase shares of SMF Common Stock or other securities of SMF acquired by the Shareholder or the Company, if any, after the date hereof.

(d) Except to the extent that SMF or its board of directors is permitted to do so under the Merger Agreement, but subject to any limitations imposed on SMF or its board of directors under the Merger Agreement, each of the Shareholder and the Company agrees, solely in its capacity as an SMF Shareholder, that it shall not, and shall cause its agents and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, any Competing Proposal, (iii) engage in discussions with any Person with respect to any Competing Proposal or (iv) enter into any letter of intent or similar document or agreement or commitment with respect to a Competing Proposal. Each of the Shareholder and the Company shall, and shall cause their respective investment bankers, attorneys, accountants and other Representatives to, immediately cease and terminate all activities, discussions and negotiations with any Person, with respect to, or which could reasonably be expected to lead to, a Competing Proposal.

(e) Each of the Shareholder and the Company hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

(f) (i) If the Merger Agreement is terminated pursuant to (A) Sections 8.1(b), (d), or (f) of the Merger Agreement, and, in each case, a Competing Proposal is publicly proposed or publicly disclosed prior to, and such Competing Proposal has not been publicly withdrawn at the time of, the Stockholders’ Meeting or (B) Section 8.1(g) of the Merger Agreement (a “Triggering

Termination”) any SMF Shares are Transferred in connection with, or as a result of, any Competing Proposal that is in existence on, or that has been otherwise made prior to, the first anniversary of the date of the Triggering Termination (an “Alternative Disposition”), then, within three (3) Business Days after the closing of such Alternative Disposition, the Shareholder and the Company shall tender and pay to, or shall cause to be tendered and paid to, the Purchaser, or its designee, in immediately available funds, an amount equal to 50% of the Profit realized by the Shareholder, or the Company, as the case may be, from such Alternative Disposition. For purposes of this Section 5.3(f), “Profit” shall mean an amount equal to the excess, if any, of (A) the Alternative Transaction Consideration over (B) the Current Transaction Consideration. For purposes of this Section 5.3(f), “Alternative Transaction Consideration” shall mean the total amount of cash, securities, settlement amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Shareholder and the Company and each of their respective Affiliates (other than SMF, its subsidiaries and any directors, officers or employees of the Shareholder, the Company, their Affiliates, SMF or its subsidiaries) in connection with or as a result of such Alternative Disposition or any agreements or arrangements entered into, directly or indirectly, by the Shareholder or the Company or any their respective Affiliates (other than SMF, its subsidiaries and any directors, officers or employees of the Shareholder, the Company, their Affiliates, SMF or its subsidiaries) pursuant to or in connection with the Alternative Disposition or associated Competing Proposal, less, if the Transfer of SMF Shares includes a sale of the Company, (i) the net value, as of the closing date of such Alternative Disposition, of the Company’s equity and debt investments in SMF’s synthetic lease facility transferred in connection with such Alternative Disposition as certified by an officer of the Company and (ii) the aggregate amount of cash held by the Company as of the closing date of such Alternative Disposition as certified by an officer of the Company. For purposes of this Agreement, “Current Transaction Consideration” shall mean $22.00 times the number of SMF Shares Transferred in connection with such Alternative Disposition.

(ii) For purposes of determining Profits under Section 5.3(f)(i): (A) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by the Purchaser and who is reasonably acceptable to the Shareholder and the Company, (B) all deferred consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above-referenced independent expert and (C) all contingent consideration will be assumed to have been paid. In the event any contingent consideration included in the determination of Profits ultimately is not paid pursuant to an Alternative Disposition, then the Purchaser shall reimburse the Shareholder and the Company for any amounts paid to the Purchaser hereunder in respect of such uncollected contingent consideration promptly after receipt of written notice of such non-payment, unless the Shareholder and the Company have not used their reasonable best efforts to receive such contingent consideration and such efforts would have been reasonably likely to have resulted in the Shareholder or the Company becoming entitled to receive such contingent consideration.

(iii) In the event that, after the date of this Agreement, the Purchaser agrees with SMF to increase the amount of the Merger Consideration to be paid by the Purchaser (a “Second Transaction”), then, as may be requested by the Purchaser, the Shareholder and the Company shall either (x) execute and deliver to the Purchaser such documents or instruments as may be necessary to waive the right to receive the a portion of such increase equal to 50% of the Profit that would otherwise be realized from such Second Transaction or (y) tender and pay, or cause to be tendered and paid, to the Purchaser, or its designee, in immediately available funds and promptly after receipt thereof, an amount equal to 50% of the Profit realized by the Company or the Shareholder, as the case may be, from such Second Transaction. For purposes of this Section 5.3(f)(iii), “Profit” shall mean an amount equal to the excess, if any, of (y) the Second Transaction Consideration over (z) the Purchase Price. As used in this Agreement, “Second Transaction Consideration” shall mean the total amount of all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Shareholder, the Company and any of their respective Affiliates (other than SMF, its subsidiaries and any directors, officers or employees of the Shareholder, the Company, their Affiliates, SMF or its subsidiaries) in connection with or as a result of the Second Transaction or any agreements or arrangements entered into, directly or indirectly, by the Shareholder, the Company or any of their respective Affiliates (other than SMF, its subsidiaries and any directors, officers or employees of the Shareholder, the Company, their Affiliates, SMF or its subsidiaries) with SMF as a part of or in connection with the Second Transaction.

SECTION 5.4 Merger Agreement. Purchaser agrees that it will not, without the prior written consent of the Shareholder, waive any provision of, or enter into any amendment to, the Merger Agreement, that would reduce or change the form of the Merger Consideration or affect the treatment of the SMF Shares under the Merger Agreement (including without limitation any waiver of Section 7.2(g) of the Merger Agreement).

SECTION 5.5 Reliance. Each of the Shareholder and the Company understands and acknowledges that the Purchaser is entering into the Merger Agreement in reliance upon the covenants set forth in this Article V.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

SECTION 6.1 Conditions to Obligations of the Shareholder. The obligations of the Shareholder to consummate the sale of the Shares shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered to the Purchaser):

(a) The Purchaser shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date;

(b) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects, in each case both as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which need be accurate only as of such date);

(c) Any waiting period applicable to the sale and purchase of the Shares under the HSR Act shall have terminated or expired;

(d) No Law, order or judgment of any court or governmental entity (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced which prohibits, restrains, enjoins or restricts the consummation of the sale and purchase of the Shares;

(e) Each of the conditions to the consummation of the Merger shall have been satisfied (or waived by the party entitled to the benefit thereof) and the Merger shall have closed concurrently with the Closing;

(f) The Shareholder shall have received a certificate signed by the Purchaser to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied; and

(g) The Purchaser shall have tendered delivery of the Purchase Price to the Shareholder.

SECTION 6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the sale of the Shares shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (unless satisfaction of any such condition is expressly waived in writing delivered to the Shareholder):

(a) The Shareholder shall have performed or complied with or, if applicable, shall have caused the Company to have performed and complied with in all material respects the agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date;

(b) The representations and warranties of the Shareholder and the Company contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which need be accurate only as of such date);

(c) The Shareholder shall have delivered to the Purchaser the Recent Audited Financial Statements, together with all related schedules and notes thereto, and such Recent Audited Financial Statements (i) shall be complete in all material respects, (ii) shall have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, except to the extent required by applicable law or GAAP as in effect during the relevant period and except as may be indicated therein or in the notes thereto in the notes thereto and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein;

(d) Any waiting period applicable to the sale and purchase of the Shares under the HSR Act shall have terminated or expired;

(e) No Law, order or judgment of any court or governmental entity (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced which prohibits, restrains, enjoins or restricts the consummation of the sale and purchase of the Shares;

(f) Each of the conditions to the consummation of the Merger shall have been satisfied (or waived by the party entitled to the benefit thereof) and the Merger shall have closed concurrently with the Closing;

(g) The Purchaser shall have received a certificate signed by the Shareholder to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied; and

(h) The Shareholder shall have delivered to the Purchaser the certificates for the Shares as called for by Section 1.3.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Purchaser and the Shareholder and shall terminate without the necessity of any action on the part of any of the parties hereto immediately upon and concurrently with any termination of the Merger Agreement for any reason in accordance with its terms.

(b) In the event that the Shareholder delivers a notice pursuant to Section 4.4(b) hereof that it will not be able to deliver the Recent Audited Financial Statements, the Purchaser shall be entitled, by notice to the Shareholder given within five days after receipt of the notice pursuant to Section 4.4(b), to terminate this Agreement. In the event the Purchaser exercises its right to terminate this Agreement pursuant to this Section 7.1(b), then notwithstanding Section 7.2 or any other provision hereof, all of the terms and provisions of Article V hereof shall continue in full force and effect until the earlier of the Effective Time or the termination of the Merger Agreement for any reason in accordance with its terms.

SECTION 7.2 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, this Agreement shall become null and void and of no further force and effect, except that (i) the terms and provisions of Section 5.3(f)(i) and (ii), Section 7.1, this Section 7.2, Section 7.3 and Article IX shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from liability for fraud or any willful breach of its obligations hereunder.

SECTION 7.3 Expenses. Each of the Purchaser, on the one hand, and the Shareholder and the Company, on the other shall bear all of their own costs, fees and expenses (“Costs”) incurred in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, fees and disbursements of attorneys, accountants and financial advisors).

SECTION 7.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto and approved by the board of directors of SMF.

SECTION 7.5 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and approved by the board of directors of SMF. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1 Survival. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each covenant or agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms. Except for the representations and warranties of the Shareholder and the Company contained in Section 2.6 (Taxes) which shall not survive the Closing Date, each representation and warranty in this Agreement shall survive the Closing for a period equal to the longer of fifteen (15) years from the Closing Date and the date of the expiration of the statutes of limitations, if any, applicable to the matters addressed therein (except for the indemnification covenant set forth in Section 8.2(a)(v), which shall survive until the date of the expiration of the applicable statute of limitations). Any claim for indemnification under Section 8.2 with respect to any representation and warranty must be notified prior to the termination of the relevant survival period.

SECTION 8.2 Indemnification by the Shareholder.

(a) Subject to the limitations set forth in Section 8.2(b) below, from and after the Closing Date, the Shareholder agrees to indemnify fully, hold harmless, protect and defend the Purchaser and their Affiliates (including, after the Closing, the Company), and their respective directors, officers, agents, partners and employees, successors and assigns (“Indemnified Persons”) from and against any and all losses, costs, claims (including, without limitation, third party claims), damages, obligations, judgments, settlements, awards, demands, offsets, actions, suits, proceedings, payments, assessments, Taxes, interests, penalties, expenses, including, without limitation, reasonable out-of-pocket costs and attorneys’ and other professional fees, if any (collectively, “Losses” which term shall include interest accruing on the amount of any Loss from the date Purchaser submits a claim for indemnification hereunder at the prime rate of Citibank, N.A.) actually incurred by any of them arising out of, or relating to:

(i) any inaccuracy in, or breach of, any of the representations or warranties of the Shareholder or the Company contained in this Agreement;

(ii) any failure to perform, or other breach of, any of the covenants or agreements of the Shareholder and the Company contained in this Agreement;

(iii) any Liabilities of the Company arising out of, or relating to, the ownership or operation of any facility or assets, the conduct of any business, or any acts or omissions, by the Company prior to the Closing;

(iv) any Liabilities of the Company directly related to the Reorganization; and

(v) any Tax imposed on the Company or a member of the Company Group, if any, for a Pre Closing Period (including the portion of any Tax imposed for a Straddle Period that is allocable to the portion of such period ending at the close of the Closing Date (the “Pre Closing Portion”)).

In determining the Taxes for a Straddle Period allocable to the Pre Closing Portion, except as provided in the next sentence, the allocation shall be made on the basis of an interim closing of the books as of the end of the Closing Date. In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, (ii) ad valorem Taxes and (iii) any Tax other than Taxes based on or related to income, the portion of such Taxes for a Straddle Period allocable to the Pre Closing Portion shall be the amount of such Taxes for the Straddle Period (computed in accordance with past practice), multiplied by a fraction, the numerator of which is the number of such days in such taxable period ending on and including the Closing Date and the denominator of which is the aggregate number of days in such taxable period; provided, however, that if any property, asset or other right of Target Company is sold or otherwise transferred prior to the Closing, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre Closing Portion.

(b) Notwithstanding anything to the contrary contained herein, none of the Indemnified Persons shall be entitled to be indemnified hereunder (i) in respect of any Liabilities of SMF that are also Liabilities of the Company solely by reason of the Company’s status as a shareholder of SMF, (ii) in respect of any Liability for any Tax resulting (x) from the Merger or the purchase of the Shares (other than a Tax imposed on the Company as a result of a failure to comply with Section 897 or 1445 of the Code) or (y) from any transaction occurring after the Effective Time, (iii) in respect of any obligations of the Company under the Expatriate Compensation Agreement, dated August 4, 2003 between the Company, SMF and Etienne Snollaerts or (iv) any amounts reimbursed by the Shareholder pursuant to Section 8.2(f) hereof.

(c) The right of the Indemnified Persons to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons.

(d) Following the Closing, the indemnity provided in this Section 8.2 shall be the sole and exclusive remedy of the Indemnified Persons with respect to any and all claims for Losses incurred by any of them arising out of, or relating to this Agreement and the transactions contemplated hereby, except for Losses arising from fraud or willful breach of this Agreement.

(e) At the Closing, the Shareholder shall cause to be issued a letter of credit (the “Letter of Credit”) in favor of the Purchaser in customary form reasonably satisfactory to the Purchaser of a U.S. domestic bank or a branch of an international commercial bank reasonably satisfactory to the Purchaser, in a stated amount equal to five million dollars ($5,000,000) and with a term of 5 years from the Closing Date as security for the obligations of the Shareholder under this Section 8.2. The terms of the Letter of Credit shall permit the Purchaser to draw on such Letter of Credit only after obtaining a valid judgment that Purchaser is entitled to a payment from the Shareholder pursuant to this Section 8.2, but said terms shall not require that such judgment shall have become final and non-appealable.

(f) From time to time after the Closing Date, the Shareholder shall promptly following receipt of a request from the Purchaser, reimburse the Purchaser (or its Affiliates) for amounts actually paid by the Purchaser (or its Affiliates) in respect of rent due under the lease agreement set forth on Schedule 8.2(f) hereof (the “Lease Agreement”) less any income relating to the premises governed by the Lease Agreement, including any sublease income, received by the Purchaser (or its Affiliates), during the periods in respect of which such reimbursement is sought.

SECTION 8.3 Release of Claims. (a) Except for agreements, liabilities, actions and causes of actions, claims or obligations set forth in, or arising in connection with the Merger Agreement or this Agreement, the Shareholder hereby agrees for itself and on behalf of its Affiliates (each a “Releasing Party”), effective as of the Closing, to release and forever discharge the Company, SMF, their Subsidiaries and their respective directors, officers, agents, partners and employees, successors and assigns from any and all manner of agreements, promises, liabilities, actions and causes of actions, claims or obligations that any Releasing Party had, has or may have against the Company, SMF or any of their Affiliates and their respective directors, officers, agents, partners and employees, successors and assigns, existing or arising from facts, events or circumstances existing on or before the Closing Date of any kind whatsoever.

(b) Prior to the Closing, the Shareholder shall, and shall cause the Company and the counterparties thereto, to terminate all contracts and other arrangements between the Shareholder and any of its Affiliates (other than the Company and any of the Company’s Subsidiaries), on the one hand, and SMF, the Company, the Company’s and SMF’s Subsidiaries and their respective directors, officers, agents, partners and employees, successors and assigns, on the other hand, without any monetary or other liability or obligation having been incurred or satisfied by Shareholder or its Affiliates under such contracts or other arrangements on or after the date of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier or by facsimile (with confirmation copies delivered personally or by courier within three Business Days) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Purchaser:

Sharp Holdings Corp.

c/o Apollo Management, L.P.

The MGM Tower

10205 Constellation Boulevard

Suite 2900

Los Angeles, CA 90067

Phone: (310) 843-1900

Fax: (310) 843-1930

Attention:	Andrew Jhawar
Michael Cohen

with an additional copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention:	Robert G. Robison, Esq.
R. Alec Dawson, Esq.

Fax: (212) 309-6001

if to the Shareholder:

Casino Guichard-Perrachon SA

58-60, avenue Kléber

75016 Paris

France

Attention: Hakim Aouani

Fax: (33) 1 53 65 64 47

with an additional copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Daniel S. Sternberg

Fax: (212) 225-3999

if to the Company:

Casino USA, Inc.

c/o Casino Guichard-Perrachon SA

58-60, avenue Kléber

75016 Paris

France

Attention: Hakim Aouani

Fax: (33) 1 53 65 64 47

with an additional copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Daniel S. Sternberg

Fax: (212) 225-3999

SECTION 9.2 Certain Definitions.

“Company Group” means any U.S. federal income Tax consolidated return group of which the Company is or has been a member and any similar group on which the income of the Company is or has been reported on a combined, consolidated or unitary basis for the purposes of any state, local or foreign income Tax.

“DGCL” means the General Corporation Law of the State of Delaware.

“Pre-Closing Period” means a Tax period that ends on or before the Closing Date or, in the case of a Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of the period through and including the Closing Date.

“Straddle Period” means a Tax period that begins before the Closing Date and ends after the Closing Date.

SECTION 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.4 Entire Agreement; Assignment. This Agreement, together with the Merger Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as permitted by Section 5.3(a) hereof, this Agreement shall not be assigned by any party hereto, by operation of Law or otherwise; provided, however, that the Purchaser may assign any of their respective rights and obligations to any Affiliate of the Purchaser, as the case may be, but no such assignment shall relieve the assignor of its obligations hereunder. Any attempted assignment which does not comply with the provisions of this Section 9.4 shall be null and void ab initio.

SECTION 9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9.6 Submission to Jurisdiction. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware. In addition, each of the Purchaser, the Shareholder and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of the Purchaser, the Shareholder and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Each of the Purchaser, the Shareholder and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.6 shall affect the right of any party to serve legal process in any other manner permitted by Law.

SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10 Action in Shareholder Capacity Only. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall affect or be construed as affecting in any manner whatsoever the ability of any director or officer of SMF, in his or her capacity as such, to act in such manner as his or her fiduciary duties may require or the Merger Agreement may permit.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SHARP HOLDINGS CORP.

By:	/s/ Michael Cohen
Name:	Michael Cohen
Title:	Vice President

CASINO GUICHARD-PERRACHON, S.A.

By:	/s/ Hakim Aouani
Name:	Hakim Aouani
Title:	Director Corporate Development & Holdings

CASINO USA, INC.

By:	/s/ Hakim Aouani
Name:	Hakim Aouani
Title:

Signature page to Stock Purchase Agreement